Exhibit 97.1

Gladstone Commercial Corporation
Compensation Recoupment Policy

1.     Purpose. The purpose of this Compensation Recoupment Policy of the Company (as amended from time to time, the “Policy”), dated as of October 10, 2023 (the “Adoption Date”) is to describe the circumstances in which current and former Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company Group. The Company has adopted this Policy to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Exchange Act, Exchange Act Rule 10D-1 promulgated thereunder, and the rules and requirements of Nasdaq (including Nasdaq Listing Rule 5608) (such legal requirements, and rules and requirements of Nasdaq, collectively, the “SEC/Nasdaq Clawback Rules”). Each Executive Officer shall be required to sign and return to the Company an acknowledgment to this Policy in the form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.

2.     Administration. This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy, and any such determinations made by the Committee shall be in the Committee’s sole discretion, and shall be final and binding on all affected individuals. Subject to applicable legal requirements and the rules and requirements of Nasdaq, the Committee may delegate any or all of its powers and duties under the Policy to authorized officers of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Except as otherwise required by applicable legal requirements or the rules and requirements of the Nasdaq, any determinations of the Committee hereunder need not be uniform with respect to one or more Executive Officers (whether current or former).

3.    Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:

(a)    “Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b)    “Board” shall mean the Board of Directors of the Company.

(c)    “Clawback Eligible Incentive Compensation” shall mean all Incentive-Based Compensation Received by any current or former Executive Officer on or after the Nasdaq Effective Date, provided that:

(i)such Incentive-Based Compensation is Received after such individual began serving as an Executive Officer;

(ii)such individual served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation;

(iii)such Incentive-Based Compensation is Received while the Company has a class of securities listed on Nasdaq; and

(iv)such Incentive-Based Compensation is Received during the applicable Clawback Period.

(d)    “Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e)    “Committee” shall mean the Compensation Committee of the Board.

(f)    “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(g)    “Company” shall mean Gladstone Commercial Corporation, a Maryland corporation.

(h)    “Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.

(i)    “Erroneously Awarded Compensation” shall mean, with respect to any current or former Executive Officer in connection with any Accounting Restatement, the amount of Clawback Eligible Incentive Compensation Received by such current or former Executive Officer that exceeds the amount of Clawback Eligible Incentive Compensation that otherwise would have been Received by such current or former Executive Officer had such Clawback Eligible Incentive Compensation been determined based on the restated amounts as reflected in connection with such Accounting Restatement, computed without regard to any taxes paid.

(j)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)    “Executive Officer” shall mean any officer as defined in Rule 10D-1(d) (or any successor provision thereof) under the Exchange Act.

(l)    “Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any other measures that are derived wholly or in part from such measures. For purposes of this Policy, stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

(m)    “Incentive-Based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(n)    “Nasdaq” shall mean the Nasdaq Stock Market.

(o)    “Nasdaq Effective Date” shall mean October 2, 2023.

(p)    “Received” shall mean when Incentive-Based Compensation is received, and Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(q)    “Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(r)    “SEC” shall mean the U.S. Securities and Exchange Commission.

4.    Recoupment of Erroneously Awarded Compensation.

(a)    In the event that the Company is required to prepare an Accounting Restatement, (i) the Committee shall determine the amount of any Erroneously Awarded Compensation for each applicable current or former Executive Officer (whether or not such individual is serving as an Executive Officer at such time) (the “Applicable Executives”) in connection with such Accounting Restatement, and (ii) the Company will reasonably promptly require the recoupment of such Erroneously Awarded Compensation from any such Applicable Executive, and any such Applicable Executive shall surrender such Erroneously Awarded Compensation to the Company, at such time(s), and via such method(s), as determined by the Committee in accordance with the terms of this Policy. In such event, any such Applicable Executive shall enter into any recoupment or similar agreement as may be requested by the Committee in connection with the Company’s recoupment of Erroneously Awarded Compensation from such Applicable Executive pursuant to the terms of this Policy.

(b)    For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, (i) such amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and (ii) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

(c)    The Committee shall determine, in its sole discretion, the method(s) for recouping any Erroneously Awarded Compensation from any Applicable Executive, which may include one or more of the following:

(i)    requiring one or more cash payments to the Company Group from such Applicable Executive, including, but not limited to, the repayment of cash Incentive-Based Compensation previously paid by the Company Group to such Applicable Executive;

(ii)     seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards previously made by the Company to such Applicable Executive and/or otherwise requiring the delivery to the Company of shares of Common Stock held by such Applicable Executive;

(iii)    withholding, reducing or eliminating future cash compensation (including cash incentive payments), future equity awards and/or other benefits or amounts otherwise to be paid or awarded by the Company Group to such Applicable Executive;

(iv)    offsetting amounts against compensation or other amounts otherwise payable by the Company Group to such Applicable Executive;

(v)    cancelling, adjusting or offsetting against some or all outstanding vested or unvested equity awards of the Company held by such Applicable Executive; and/or

(vi)    taking any other remedial and recovery actions with respect to such Applicable Executive permitted by applicable legal requirements and the rules and regulations of Nasdaq, as determined by the Committee.

(d)     Notwithstanding anything herein to the contrary, the Company shall not be required to recover Erroneously Awarded Compensation from any Applicable Executive pursuant to the terms of this Policy if (1) the Committee determines that such recovery would be impracticable, and (2) any of the following conditions is met:

(i)    the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement pursuant to this clause (i), the Company has (x) made a reasonable attempt to recover such Erroneously Awarded Compensation, (y) documented such reasonable attempt(s) to recover, and (z) provided such documentation to Nasdaq;

(ii)    recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, has provided copy of the opinion is provided to Nasdaq; or

(iii)    recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5.    No Indemnification, Etc. The Company Group shall not (x) indemnify any current or former Executive Officer against the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (y) pay or reimburse any current or former Executive Officers for insurance premiums to recover losses incurred under this Policy.

6.    Supersedure. This Policy will supersede any provisions in (x) any agreement, plan or other arrangement applicable to any member of the Company Group, and (y) any organizational documents of any entity that is part of Company Group that, in any such case, (a) exempt any Incentive-Based Compensation from the application of this Policy, (b) waive or otherwise prohibit or restrict the Company Group’s right to recover any Erroneously Awarded Compensation, including, without limitation, in connection with exercising any right of setoff as provided herein, and/or (c) require or provide for indemnification to the extent that such indemnification is prohibited under Section 5 above.

7.    Amendment; Termination; Interpretation. The Committee may amend or terminate this Policy at any time, subject to compliance with all applicable legal requirements and the rules and requirements of Nasdaq. It is intended that this Policy be interpreted in a manner that is consistent with the SEC/Nasdaq Clawback Rules.

8.    Other Recoupment Rights; No Additional Payments.

(a)    Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group pursuant to (i) the terms of any recoupment provisions in any employment agreement, incentive or equity compensation plan or award or other agreement, (ii) any other legal requirements, including, but not limited to, Section 304 of Sarbanes-Oxley Act of 2002 (subject to Section 8(b) of this Policy below), and (iii) any other legal rights or remedies available to the Company.

(b)    Notwithstanding anything herein to the contrary, to the extent that the Committee determines that any Erroneously Awarded Compensation includes any amounts that have been actually reimbursed to the Company Group from any Applicable Executive pursuant to Section 304 of the Sarbanes-Oxley Act (any such amounts that have been reimbursed to the Company Group, the “Applicable SOX Recoupment Amount”), in order to prevent duplicative recovery, the amount of any Erroneously Awarded Compensation to be recovered from any such Applicable Executive shall be reduced by the Applicable SOX Recoupment Amount.

(c)    To the extent so determined by the Committee, the Company shall be entitled to recover from any Applicable Executive all fees and expenses incurred by the Company Group in connection with enforcing its rights under this Policy against any Applicable Executive.

9.    Successors. This Policy shall be binding and enforceable against all current and former Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

Form of Acknowledgment

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Gladstone Commercial Corporation Compensation Recoupment Policy (the “Policy”). Capitalized terms used but not otherwise defined in this acknowledgment shall have the meanings ascribed to such terms in the Policy.

By signing this acknowledgment, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company Group to the extent required by the Policy.

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